Exhibit 3.3

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES
AND RIGHTS OF     % SERIES A CUMULATIVE PREFERRED STOCK

of

GENWORTH FINANCIAL, INC.

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

The undersigned, Leon E. Roday, Senior Vice President, General Counsel and Secretary of Genworth Financial, Inc., a Delaware corporation (hereinafter called the “Corporation”), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations, Powers, Preferences and Rights and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that, pursuant to Article IV of the Corporation’s Amended and Restated Certificate of Incorporation (which authorizes                  shares of preferred stock, par value $.001 per share (“Preferred Stock”)), the Board of Directors hereby, creates a series of Preferred Stock designated      % Series A Cumulative Preferred Stock (“Series A Preferred Stock”) and fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of such series of Preferred Stock as follows:

RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1.          Number and Designation.  2,000,000 shares of the Preferred Stock of the Corporation shall be designated as “   % Series A Cumulative Preferred Stock”.

2.          Rank.  The Series A Preferred Stock shall, with respect to dividend rights and amounts payable upon liquidation, dissolution and winding-up, rank prior to all other classes or series of common stock of the Corporation, including the Corporation’s Class A Common Stock, par value $.001 per share, and Class B Common Stock, par value $.001 per share (collectively, “Common Stock”). All capital stock of the Corporation to which the Series A Preferred Stock ranks prior (whether with respect to dividends or amounts payable upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, are collectively the “Junior Securities.” All capital stock of the Corporation with which the Series A Preferred Stock ranks on a parity (whether with respect to dividends or amounts payable upon liquidation, dissolution, winding-up or otherwise) are collectively the “Parity Securities.” The respective definitions of Junior Securities and Parity Securities shall also include any future class or series of capital stock of the Corporation including any Junior Securities and Parity Securities, as the case may be, issued upon conversion of warrants, rights, calls or options.  The Series A Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

3.          Dividends.  (a)  Holders of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends in an amount equal to     % per annum of the sum of (i) $50 per share of Series A Preferred Stock (the “Stated Liquidation Preference”) plus (ii) the amount of any Accumulated Dividends (as defined below) accrued with respect to such share.  Such dividends shall be payable in arrears quarterly on                 ,                 ,                  and                 of each year (unless such day is not a business day, in which event on the next succeeding business day unless the next succeeding business day falls in the next calendar year in which case the payment will be made on the preceding business day) (each of such dates being a “Dividend Payment Date” and each such quarterly period being a “Dividend Period”).  Such dividends shall be cumulative from the date of issue, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock, as they appear on the Corporation’s stock register at the close of business on the applicable record dates, which record dates shall be not more than 60 days or less than 10 days prior to the respective Dividend Payment Date, as shall be fixed by the Board of Directors. Any dividend payment made on shares of Series A Preferred Stock will first be credited against the Accumulated Dividends with respect to the earliest Dividend Period for the shares of Series A Preferred Stock for which dividends have not been paid in full. Accumulated Dividends for any Dividend Period, which have not been paid on the regular Dividend Payment Date, may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record of the Series A Preferred Stock on such date as may be fixed by the Board of Directors.

(b)           The amount of dividends payable for each full Dividend Period for the Series A Preferred Stock shall be computed by dividing the annual dividend rate by four. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series A Preferred Stock shall be computed on the basis of 30-day months and a 12-month year. Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of Accumulated Dividends, as herein provided, on the Series A Preferred Stock.

(c)           In addition, holders of Series A Preferred Stock on the business day immediately preceding May    , 2004 shall be entitled to receive with respect to each share of Series A Preferred Stock, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends in an amount equal to     % per annum of the Stated Liquidation Preference for the period from and including May     ,2004, to, but excluding, May     , 2004.

(d)           Subject to the following sentence, so long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or distributions on Parity Securities for any period, or redeem or otherwise acquire any Parity Securities, unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all Dividend Periods terminating on or before the date of the payment of such Parity Securities. If dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon shares of the Series A Preferred Stock and all dividends declared upon any other Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and accumulated and unpaid on such Parity Securities.

(e)           So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on Junior Securities (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) or redeem or otherwise acquire any Junior Securities (all such dividends, distributions, redemptions or acquisitions being a “Junior Securities Distribution”) for any consideration (including any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock), except by conversion into or exchange for Junior Securities, unless in each case the full cumulative dividends on all outstanding shares of the Series A Preferred Stock and any other Parity Securities have been paid or set apart for payment for all past and current Dividend Periods with respect to the Series A Preferred Stock and all past and current dividend periods with respect to such Parity Securities.

4.          Liquidation Preference.  (a)  In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, holders of Series A Preferred Stock shall be entitled to receive in cash the sum of (i) the Stated Liquidation Preference, (ii) any Accumulated Dividends accrued with respect to such share and (iii) any dividends accrued during the current Dividend Period to, but not including, the date of final distribution with respect to such share (collectively, the “Liquidation Preference”); provided that the Liquidation Preference shall be subject to equitable adjustment if and whenever there shall occur a stock split, combination or reclassification of, or other similar event affecting, the Series A Preferred Stock.  If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation’s assets, or proceeds thereof, distributable among the holders of Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series A Preferred Stock and any other Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Notwithstanding anything else in the Corporation’s Amended and Restated Certificate of Incorporation, neither the sale, lease or exchange (for cash, stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger or consolidation of the Corporation with or into any other corporation or entity nor the merger or consolidation of any other corporation or entity with or into the Corporation, shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation for purposes of the foregoing.

(b)           After payment of the full amount of the liquidating distributions to which they are entitled, the holder or holders of the Series A Preferred Stock will have no further right or claim to any of the Corporation’s remaining assets. Subject to the rights of the holders of any Parity Securities, after payment has been made in full to the holders of the Series A Preferred Stock, as provided in this Section 4, holders of Junior Securities (and Parity Securities, if the terms so provide) shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holder or holders of Series A Preferred Stock shall not be entitled to share therein.

5.          Redemption.  (a)  The Series A Preferred Stock shall not be redeemable by the Corporation before                 , 2011. On                 , 2011, the Corporation shall redeem all outstanding shares of the Series A Preferred Stock, at a redemption price of the Stated Liquidation Preference, plus an amount equal to Accumulated Dividends thereon to the redemption date, in cash.

(b)           Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; provided that no such issued and reacquired shares of Series A Preferred Stock shall be reissued or sold as Series A Preferred Stock.

(c)           If and so long as the Corporation fails to redeem for any reason all outstanding shares of Series A Preferred Stock pursuant to Section 5(a), the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, (i) redeem or otherwise acquire any Parity Securities or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation in which shares of Series A Preferred Stock receive a pro rata share) or (ii) in accordance with Section 3(d), declare or make any distribution of Junior Securities, or redeem or otherwise acquire any Junior Securities, or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

(d)           Notwithstanding the foregoing provisions of this Section 0, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Series A Preferred Stock have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or before the applicable redemption date, none of the shares of Series A Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series A Preferred Stock are redeemed pro rata.

6.          Procedure for Redemption.  (a)  Notice of redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the mandatory redemption date of                 , 2011, to each holder of record of the shares to be redeemed at such holder’s address as the same appears on the Corporation’s stock register; provided that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of such notice except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (iv) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

(b)           Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation defaults in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series A Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed

(properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

7.     Additional Dividends in Respect of Certain Legislation Affecting the DRD.  (a)  If, prior to eighteen (18) months after the date of issuance of the shares of Series A Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the “Code”) are enacted that reduce the dividends received deduction (the “DRD”) percentage (as of the initial date of issuance, 70%), as specified in Section 243(a)(1) of the Code or any successor provision (the “Dividends Received Percentage” or the “DRP”), the Corporation shall make certain additional dividend payments in respect of the dividends on the Series A Preferred Stock (as set forth herein), except that no adjustments will be made with respect to any reduction of the DRP below 50%.

(b)           With respect to each dividend declared and payable per share of Series A Preferred Stock for dividend payments to which such change in the Code applies, the Corporation shall provide holders of record with an additional dividend payment in cash equal to the excess of (x) the after-tax amount (assuming a 35% effective combined tax rate) which would have been received assuming a DRD percentage of 70% over (y) the after-tax amount (assuming a 35% effective combined tax rate) calculated using the greater of the new DRP and 50%, divided by 0.65, and rounding the result to the nearest cent (with one-half cent rounded up) (the “DRD Formula”).

(c)           For the purposes of the DRD Formula as set forth in Section 7(b), “DRP” means the dividends-received percentage applicable to the dividend in question; provided, however, that if the DRP applicable to the dividend in question shall be less than 50%, then the DRP shall equal 50%. No amendment to the Code, other than a change in the DRP set forth in Section 243(a)(1) of the Code or any successor provision thereto enacted prior to eighteen (18) months after the date of original issuance of the shares of Series A Preferred Stock, will give rise to an additional dividend payment under the DRD Formula. Notwithstanding the foregoing provisions, if, with respect to any such amendment to the Code, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel or a private letter ruling or similar form of guidance from the Internal Revenue Service (the “IRS”), to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in an additional dividend payment by the Corporation pursuant to the DRD Formula with respect to such dividend.

(d)           Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payment payable on the Dividend

Payment Date has been declared but prior to the Dividend Payment Date, and if such amendment is effective with respect to such dividend payment, the amount payable on such Dividend Payment Date will not be increased; instead, additional dividend payments (the “Post Declaration Date Payments”), equal to the additional amount that would be paid pursuant to the DRD formula, will be paid to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date, in addition to any other amounts otherwise payable on such date.  If any such amendment to the Code is enacted and the reduction in the DRP retroactively applies to a Dividend Payment Date on which the Corporation previously paid dividends on the Series A Preferred Stock (each, an “Affected Dividend Payment Date”), the Corporation will pay additional dividend amounts (the “Retroactive Payments”) to holders of Series A Preferred Stock, on the record date applicable to the next succeeding Dividend Payment Date, equal to the amount described in this section.

(e)           Notwithstanding the foregoing provisions, if, with respect to any such amendment to the Code, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel or a private letter ruling or similar form of guidance from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date or on a post declaration date for the Series A Preferred Stock, then such amendment will not result in an additional dividend payment.

(f)            Notwithstanding the foregoing, no dividend payments by the Corporation will be made in respect of the enactment of any amendment to the Code eighteen (18) months or more after the date of issuance that reduces the DRP or to the extent such amendment reduces the DRP to less than 50%.

(g)           In the event that additional dividend amounts become payable in respect of the Series A Preferred Stock pursuant to these provisions, the Corporation will give notice of each such payment to the holders of record of Series A Preferred Stock.

(h)           The Corporation’s calculation of such dividend amounts payable,  and certified as accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, will be final and not subject to review absent manifest error.

8.          Voting Rights.  (a)  Holders of record of shares of Series A Preferred Stock are not entitled to any voting rights except as provided in this Section 8 or otherwise by law.

(b)           If and whenever six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock have not been paid in full or if the Corporation fails to redeem for any reason all outstanding shares of Series A Preferred Stock on                 , 2011, the authorized number of directors then constituting the Board of Directors shall be increased by two in accordance with Article IV of the Amended and Restated Certificate of Incorporation and the holders of Series A Preferred Stock, together with the holders of every other series of preferred stock upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any such other series being the “Preferred Shares”), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares called as hereinafter provided. These directors must qualify as “independent directors” under the applicable rules of the New York Stock Exchange. When all Accumulated Dividends on the Series A Preferred Stock and, if applicable, all arrears in dividends on the Preferred Shares then outstanding have been paid and dividends thereon for the current quarterly dividend period have been paid or declared and set apart for payment, or the Corporation has redeemed all outstanding shares of Series A Preferred Stock on                 , 2011 and paid all Accumulated Dividends, as the case may be, then the right of the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends), and the terms of office of all Persons elected as directors by the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares shall immediately terminate and the authorized number of directors then constituting the Board of Directors shall be reduced accordingly.

(c)           Within five days following the accrual of any right of the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares to elect two additional directors as described above, the Corporation shall mail or cause to be mailed to the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares notice of a special meeting of stockholders for a date not less than ten days nor more than 45 days after the date of such notice, such call to be made by notice similar to that provided in the Corporation’s by-laws for a special meeting or as required by law. If the Corporation does not mail or cause to be mailed notice of such meeting as provided above within 20 days after the vesting of such voting rights, a meeting may be called by any holder of the Series

A Preferred Stock or, if applicable, the Preferred Shares, upon the notice above provided, and for that purpose shall have access to the Corporation’s stock books. The Corporation shall notify the registrar of the date on which such right accrued, and such date will be the record date for determining the holders of stock entitled to notice of and to vote at the special meeting. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares, a successor shall be elected by the Board of Directors, upon the nomination of the then-remaining director elected by the holders of the Series A Preferred Stock and, if applicable, the Preferred Shares or the successor of such remaining director or as otherwise provided in this paragraph, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have terminated as provided above.

(d)           In addition to any other vote required by law, the affirmative vote or consent of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required to amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of the Amended and Restated Certificate of Incorporation or by-laws of the Corporation so as to adversely affect the preferences, rights or powers of the Series A Preferred Stock; provided that any such amendment that changes the dividend payable on or the Liquidation Preference of the Series A Preferred Stock requires the affirmative vote at a meeting of holders of Series A Preferred Stock duly called for such purpose or written consent of the holder of each share of Series A Preferred Stock.

(e)           In exercising the voting or consent rights set forth in this Section 8, at any such special meeting and at each meeting held during the period in which holders of the Series A Preferred Stock and, if applicable, the Preferred Shares retain voting rights as described above, such relevant holders will vote in such elections on the basis of one noncumulative vote per share, and the holder or holders of shares with one-third of the total voting power of such Series A Preferred Stock and, if applicable, of such Preferred Shares then outstanding, present in person or by proxy, will constitute a quorum for the election of directors by them. At any such meeting or adjournment thereof in the absence of a quorum, the holder or holders of shares with a majority of the total voting powers present in person or by proxy shall have the power to adjourn the meeting for the election of such directors without notice, other than by an announcement at the meeting, until a quorum is present. Except as otherwise required by applicable law or as set forth herein, the shares of Series A Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9.          Consolidation, Merger, Sale or Conveyance.  (a)  In addition to any other vote required by law, the affirmative vote or consent of a majority of the outstanding shares of Series A Preferred Stock shall be required for the Corporation to consolidate or merge with or into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) the Corporation is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation, limited liability company, partnership, trust or other entity organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock under this Certificate of Designations.

10.        Paying Agent, Registrar and Transfer Agent.  The Corporation shall appoint a paying agent which shall be a commercial bank, trust company or other financial institution and which has entered into an agreement with the Corporation to disburse dividends and other amounts payable on the Series A Preferred Stock. Any dividend payments with respect of the Series A Preferred Stock shall be made by the paying agent on the applicable Dividend Payment Dates, by wire transfer, direct deposit or check mailed to the address of the holder entitled thereto. The Bank of New York is hereby appointed as the initial paying agent and will also act as the initial registrar and transfer agent for the Series A Preferred Stock. Registrations of transfers of the Series A Preferred Stock shall be effected without charge by the Corporation or on its behalf, but upon payment of any tax or other governmental charge that may be imposed in connection with any transfer or exchange.

11.        Notices.  All notices or communications to the Corporation, unless otherwise specified in the Corporation’s By-Laws or this Certificate of Designations, shall be sufficiently given if in writing and delivered in person or mailed by first-class mail, postage prepaid, to the Corporation at its principal executive offices at 6620 West Broad Street, Richmond, Virginia 23230, Attention: Secretary. Notice shall be deemed given on the earlier of the date received or the date seven days after such notice is mailed.

12.        Reports.  So long as any of the Series A Preferred Stock is outstanding, the Corporation will furnish, upon request, the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 or, if the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

13.        General Provisions.  (a)  The term “Accumulated Dividend,” when used with reference to a share of stock, shall mean all dividends (whether or not earned or declared, and including any additional dividend payments under Section 7 hereof) that have accrued with respect to such share as of the Dividend Payment Date on or immediately preceding such date of determination, but which have not been paid. The Accumulated Dividends accrued with respect to any share of Series A Preferred Stock shall be reduced by the amount of any dividends which are actually paid with respect to such share as provided in Section 3(a) herein.

(b)           The term “business day” as used herein means any day other than Saturday, Sunday or any other day on which commercial banking institutions in The City of New York are permitted or required by any applicable law, regulation or executive order to close.

(c)           The term “Person” as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

(d)           The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

(e)           The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, Genworth Financial, Inc. has caused this Certificate of Designations to be signed and attested by the undersigned this      day of                                    , 2004.

GENWORTH FINANCIAL, INC.

By:
Name:
Title:
ATTEST:

Name:
Assistant Secretary